EXHIBIT 5


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                   GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
                             8515 EAST ORCHARD ROAD
                            ENGLEWOOD, COLORADO 80111



January 28, 2000

Securities and Exchange Commission
450 Fifth St., N.W.
Washington, D.C. 20549

Re: Opinion of Counsel

Gentlemen:

This letter is furnished as the requisite opinion of counsel described in Form S-3, Part II, Item 16(5). Under said registration statement, Great-West Life & Annuity Insurance Company (the "Company") has registered $195,857,994.56 of securities under the Securities Act of 1933, as amended.

I am the Vice President, Counsel and Associate Secretary of the Company. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

I am a member of the Colorado Bar and do not purport to be an expert on the laws of any other state. My opinion herein as to any other law is based upon a limited inquiry thereof which I have deemed appropriate under the circumstances.

Based on the foregoing, I am of the opinion with respect to the securities, assuming that the securities will be issued and sold in accordance with the provisions of the registration statement, to which the Form S-3 registration statement is applicable and with which this opinion accompanies, will be legally issued, fully paid and nonassessable. I consent to the use of this opinion as an exhibit to the registration statement.

Sincerely,

/s/ Ruth B. Lurie

Ruth B. Lurie
Vice President, Counsel
and Associate Secretary